Exhibit 10.7



                           C.S.O. EMPLOYMENT AGREEMENT

                                                           February 11, 2003
Dr. Nassim Usman
2129 Night Sky Lane
Lafayette, CO 80026


Dear Nassim:

          This letter shall serve to amend and restate the terms of employment offered to you by Ribozyme Pharmaceuticals, Inc. (the "Company") and acknowledge your acceptance of the employment on such terms as detailed below. This letter is being entered into in connection with the proposed private venture capital financing in the approximate amount of $45 million for the Company (the "Financing"), and shall become effective upon the closing of the Financing and the transactions contemplated thereby (the "Effective Time"). Until the Effective Time, your current employment letter agreement dated August 13, 1992, as amended on April 14, 1994, May 2, 1996, July 6, 2000, April 30, 2001,
December 19, 2001 and July 31, 2002 (collectively, the "Current Agreement") shall remain in full force and effect.


          Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them on Appendix 1 hereto.

          1. POSITIONS AND SCOPE OF EMPLOYMENT. Upon the Effective Time, you shall continue to serve as Vice President of Research and Development and Chief Scientific Officer of the Company. You shall render such business and professional services in the performance of your duties, consistent with your position within the Company, consistent with the Bylaws of the Company and as shall reasonably be assigned to you by the Company's President and Chief Executive Officer and/or the Board of Directors (the "Board"), and you shall report directly to the President and Chief Executive Officer. You shall perform your duties faithfully and to the best of your ability and shall devote your full business efforts and time to the Company.

          2. COMPENSATION. (a) BASE SALARY; ANNUAL REVIEWS. During the period beginning as of the Effective Time and ending on December 31, 2003, the Company shall pay to you as compensation for your services a base salary at the annualized rate of $254,000 (the "Base Salary"). Thereafter, your Base Salary shall be subject to annual performance review by the President and Chief Executive Officer for appropriate upward adjustment, and you will be considered for additional grants of stock options in connection with each annual review by the Board. Your Base Salary shall be paid in accordance with the Company's normal payroll practices.

          (b) BONUS. In each calendar year of your employment with the Company you shall be eligible to earn a bonus, including the 2003 calendar year. The annual bonus shall be based upon attainment of reasonable and achievable goals which shall be mutually agreed upon by you and the President and Chief Executive Officer. The amount of the annual bonus which you shall be eligible to earn shall be equal to twenty percent (20%) of your then current annual Base Salary in the event you achieve such goals. Your bonus shall be reasonably increased or decreased based on the overachievement or underachievement of such goals. Such bonus shall be payable in a cash lump sum within thirty (30) days after the end of the calendar year with respect to which the bonus is payable.

          (c) OPTIONS. On or before the date of signing of the Stock Purchase Agreement in connection with the Financing, the Company shall grant to you stock options to purchase such number of shares of the Company's common stock as shall equal one and one-half percent (1 1/2%) of the Company's issued and outstanding common stock immediately after the closing of the Financing, on a fully diluted, fully converted basis, less 161,900 shares (which 161,900 shares have been calculated based on the Company's current capitalization and before the proposed reverse stock split, and will be considered a credit against the stock options otherwise relating to one and one-half (1 1/2%) of the Company's issued and outstanding common stock), which options shall be exercisable for a period of ten (10) years at an exercise price equal to the greater of (i) the Fair Market Value (as defined in the Company's stock option plan) on the date of the stock option grant and (ii) $0.35 per share. Except as otherwise provided in Sections 3(d)(iii) and 4 below, the stock options shall vest during your employment with the Company over a period of five (5) years beginning on the Effective Time, on a monthly basis (so as to be fully vested at the end of a period of five (5) years after the Effective Time). Each stock option grant shall be in the form of incentive stock options in the maximum amount permitted by applicable law.

          (d) EMPLOYEE BENEFITS. During your employment with the Company, you shall be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company which shall include, without limitation, the following:

               (i) group PPO medical and dental insurance plans (the coverage under which shall include your dependents and contain no restrictions relative to pre-existing conditions and no waiting period prior to coverage becoming effective);

               (ii) short-term disability insurance and long-term disability insurance (which coverage shall contain no restrictions relative to pre-existing conditions);

               (iii) term life insurance in the amount of $500,000, with your having the right to designate the beneficiary(ies) thereof;

               (iv) participation in the Company's 401(k) plan, your contributions to which may be matched by the Company with contributions of shares of its common stock if approved by the Board; provided that any such matching contributions shall vest over three
          (3) years of service;

               (v) participation in the Company's Flexible Spending Account; and

               (vi) participation in the Company's Stock Purchase Plan, allowing purchase of shares of the Company's common stock at fifteen percent (15%) below the market price.

          The Company reserves the right to revise, add or rescind any benefits at any time for its employees generally; provided that any such permitted revision, addition or rescission of benefits by the Company shall be without prejudice to your rights provided in Section 4(d) hereof.

          (e) VACATION DAYS; SICK DAYS; HOLIDAYS. You shall be entitled to paid vacation, sick days and holidays in accordance with the Company's policies as in effect from time to time.

          (f) EXPENSES. The Company shall reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     3. TERMINATION.

          (a) AT-WILL EMPLOYMENT. You and the Company agree that your employment with the Company shall be "at-will" employment, that you are free to resign and, subject to the provisions hereof, the Company is free to terminate your employment at any time, without notice, procedure or formality, with or without Cause (for any reason or no reason).

          (b) VOLUNTARY TERMINATION; TERMINATION FOR CAUSE. In the event that your employment with the Company is terminated voluntarily by you or for Cause by the Company, then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company's stock option plan and applicable legal requirements; (ii) all payments of Base Salary and bonuses accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to you immediately and all further compensation by the Company to you hereunder shall terminate as of the date of termination; and (iii) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to the you under the Company's insurance plan immediately prior to the termination ("Health Care Coverage") by electing COBRA continuation coverage ("COBRA") in accordance with applicable law.

          (c) TERMINATION UPON DEATH OR DISABILITY. In the event that your employment with the Company is terminated as a result of your death or permanent disability then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company's stock option plan and applicable legal requirements; (ii) the Company shall pay to you or your estate, as applicable, all payments of Base Salary and bonuses accrued but unpaid on the date of termination, as well as expenses incurred to the date of termination, immediately upon the date of termination and all further compensation by the Company to you hereunder shall terminate as of the date of termination; and
(iii) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to you under the Company's Health Care Coverage by electing COBRA in accordance with applicable law. For purposes hereof, the term "permanent disability" shall mean your inability to perform your duties hereunder on account of illness, accident or other physical or mental incapacity which shall continue for a consecutive period of ninety (90) days or an aggregate of one hundred twenty (120) days in any consecutive twelve-month period.

          (d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. In the event that your employment with the Company is terminated by the Company without Cause or by you for Good Reason, then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company's stock option plan and applicable legal requirements; (ii) all payments of Base Salary and bonuses accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to you immediately; (iii) subject to the provisions of Section 4 hereof, your unvested options shall continue to vest, on a monthly basis, during the applicable nine (9) or twelve
(12) month severance period described in Section 3(d)(iv) below, but such continuing vesting of your unvested options shall cease upon your obtaining new comparable employment during the applicable severance period; (iv) the Company shall pay to you a severance payment, in monthly installments, equal to your Base Salary plus the lesser of your full annual target bonus for the then current calendar year (which shall be equal to twenty percent (20%) of your then current Base Salary) or the average of your actual annual bonuses for the previous two (2) calendar years, for a period of nine (9) months; provided, however, that in the event you are terminated as a result of a Change of Control (whether due to termination without Cause or your termination for Good Reason following a Change of Control), the amount of such severance payment shall be twelve (12) months' severance; provided, further, that in the event you obtain other employment during the applicable nine (9) or twelve (12) month severance period, your severance payments thereafter shall be reduced on a prospective basis (not to less than 0) in the amount of cash compensation received by you during the remainder of such applicable severance period; and (v) the Company shall be responsible for all costs relating to maintaining your Health Care Coverage for you and your dependents under COBRA for the shorter of eighteen
(18) months or for so long as allowed by law; provided, however, that such Health Care Coverage shall terminate upon your obtaining comparable Health Care Coverage from a future employer (after taking into account any waiting periods for such coverage to become effective).

     4. CHANGE OF CONTROL. Notwithstanding anything to the contrary contained herein, in the event of a Change of Control of the Company, then (i) all options which have vested shall continue to be exercisable in accordance with the Company's stock option plan and applicable legal requirements; (ii) one hundred percent (100%) of the unvested options shall vest immediately if your employment is terminated by you for Good Reason within six (6) months after a Change of Control or if, during the period from ninety (90) days prior to the commencement or public announcement of a Change of Control until two (2) years after a Change of Control, your employment with the Company is terminated by the Company other than for Cause; and (iii) to the extent that such Change of Control results in your termination, whether by the Company without Cause or by you for Good Reason, the Company shall pay to you a severance payment in accordance with the provisions of Section 3(d) above. Notwithstanding the foregoing, to the extent that the acceleration of vesting as contemplated in clause (ii) above shall cause the options to not qualify as incentive stock options under applicable tax laws, you shall be entitled to require that the Company not accelerate the vesting of all or part of your unvested stock options in such manner as shall preserve the status of the options as incentive stock options.

     5. NON-DISCLOSURE/INVENTION ASSIGNMENT AGREEMENT; NON-COMPETITION/NON-SOLICITATION AGREEMENT. You acknowledge that you previously have entered into the Company's standard Non-Disclosure and Invention Assignment Agreement upon commencing employment hereunder, in the forms of ATTACHMENT A and ATTACHMENT B hereto. In addition, you agree to enter into the Non-Competition/Non-Solicitation Agreement in the form of ATTACHMENT C hereto.

     6. DIRECTORS' AND OFFICERS' LIABILITY POLICY. You will be covered under the Company's directors' and officers' liability insurance policy, which shall provide coverage in an amount and upon terms customary to similarly situated companies. The Company shall maintain such policy throughout the duration of your employment.

     7. EXPENSES ASSOCIATED WITH THIS AGREEMENT. The Company shall reimburse you for all expenses incurred by you in the preparation, review and negotiation of this Agreement, including, without limitation, reasonable attorneys' fees and accountants' fees.

     8. INDEMNIFICATION. The Company agrees that if you are made a party or are threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that you are or were a director or officer of the Company or any subsidiary or affiliate of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter amended, against all damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, including reasonable attorneys' fees, accountants' fees and disbursement, incurred or suffered by you in connection therewith (including the advancement of your defense costs and expenses as and when incurred) and such indemnification shall continue as to you even if you have ceased to be an officer, director or agent and are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators.

     9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

     10. NOTICES. All notices, requests, demands and other communications provided hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

         If to the Company:

         RIBOZYME PHARMACEUTICALS, INC.
         2950 Wilderness Place
         Boulder, Colorado 80301
         Attn:  Chairman of the Board

         If to you:

         at the last residential address known by the Company.

     11. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     12. INTEGRATION. Upon the Effective Time, this Agreement, together with the Non-Disclosure and Invention Assignment Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including without limitation the Change of Control Agreement, dated as of April 30, 2001, between you and the Company and the Current Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     13. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

     14. WAIVER OF CHANGE OF CONTROL. You agree to waive the occurrence of a Change of Control under the Current Agreement, but only with respect to the Financing.

     15. EFFECTIVE TIME. This Agreement shall become effective at the Effective Time.

     Please sign this Agreement and return one signed original copy to me, acknowledging your agreement with and acceptance of these terms of employment.

                                   Sincerely,

                                   RIBOZYME PHARMACEUTICALS, INC.

                                   By: /s/ Howard W. Robin
                                       --------------------------
                                   Name:  Howard W. Robin
                                   Title: President and Chief Executive Officer


         Agreed and accepted:

         /s/ Nassim Usman
         ---------------------------
         Nassim Usman

         Dated:  February 11, 2003


         Acknowledged and agreed:


     OXFORD BIOSCIENCE PARTNERS IV L.P.

     By: /s/ Alan Walton
        -----------------------
        Name:  Alan Walton
        Title: General Partner


     THE SPROUT GROUP

     By: /s/ Philippe O. Chambon
        -------------------------
        Name:  Philippe O. Chambon
        Title: Managing Director


     VENROCK ASSOCIATES

     By: /s/ Bryan Roberts
         ------------------------
         Name:  Bryan Roberts
         Title: As a General Partner or Member

                                                                    Appendix 1

                                   DEFINITIONS


     CAUSE. "Cause" is defined as (i) conviction of a felony crime involving moral turpitude, (ii) an intentional action or intentional failure to act which was performed in bad faith and to the material detriment of the Company, (iii) continued intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board, (iv) willful and habitual neglect of the duties of employment, or (v) breach of the Non-Disclosure Agreement, contemplated hereunder; provided, however, that with respect to the events of "cause" described under clauses (ii) through (v) above, the Company shall have first provided to you written notice describing the nature of the event and, thereafter, provided a reasonable opportunity to cure such event, which reasonable opportunity shall in no event be less than thirty (30) days following receipt of such notice.

     CHANGE OF CONTROL. "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or (iv) when the individuals who on the date hereof constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (i), (ii) or (iii) above), whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors still in office who either were directors on the date hereof or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of the Board. For the avoidance of doubt, the Financing in no event shall be deemed a Change of Control for the purposes of this Agreement.

     GOOD REASON. "Good Reason" is defined as your voluntary resignation from your employment with the Company upon the occurrence of any of the following without your express written consent: (i) the assignment to you of any duties or responsibilities inconsistent with the scope of the duties or responsibilities associated with your titles or positions or any diminution to or adverse change of your titles, positions, status or circumstances of employment; (ii) a reduction by the Company in your Base Salary or bonus target percentage or, absent a good business reason, of the facilities, benefits and perquisites available to you immediately prior to such reduction; (iii) the taking of any action by the Company which would adversely affect your participation in, or reduce your benefits under, the Company's benefit plans (including equity benefits) as of the date of execution hereof, except to the extent that the benefits of all other employees of the Company are similarly reduced; provided, that regardless of whether the Company may similarly reduce the benefits of other employees, it shall constitute Good Reason in the event the Company takes any action which would adversely affect your participation in, or adversely affect or reduce in any material aspect your benefits under, the Company's medical, dental, short-term disability and/or long-term disability benefit plans or arrangements; (iv) a relocation of your principal office to a location more than thirty (30) miles from Boulder, Colorado, except for reasonable periods of required travel on Company business; (v) any breach by the Company of any material provision of this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement in writing by any successor or assign of the Company.